                                                                      EXHIBIT 12

                       Ratio of Earnings to Fixed Charges
      and Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
                              (Dollars in millions)


                                            Three Months Ended       Six Months Ended               Fiscal Year
                                            ------------------       -----------------       ---------------------------
                                            May 31,    May 31,       May 31,   May 31,
                                             1999       1998          1999      1998          1998      1997      1996
                                            -------    -------       -------   -------       -------   -------   -------

Ratio of Earnings to Fixed Charges

Earnings:
     Income before income taxes             $ 1,858    $ 1,397       $ 3,530   $ 2,529       $ 5,385   $ 4,274   $ 3,117
     Add:  Fixed charges, net                 3,307      3,579         6,212     6,748        13,614    10,898     9,026
                                            -------    -------       -------   -------       -------   -------   -------
        Income before income taxes and
           fixed charges, net               $ 5,165    $ 4,976       $ 9,742   $ 9,277       $18,999   $15,172   $12,143
                                            =======    =======       =======   =======       =======   =======   =======

Fixed charges:
     Total interest expense                 $ 3,278    $ 3,554       $ 6,155   $ 6,699       $13,514   $10,806   $ 8,934
     Interest factor in rents                    29         25            57        49           100        92        92
                                            -------    -------       -------   -------       -------   -------   -------

        Total fixed charges                 $ 3,307    $ 3,579       $ 6,212   $ 6,748       $13,614   $10,898   $ 9,026
                                            =======    =======       =======   =======       =======   =======   =======

Ratio of earnings to fixed charges              1.6        1.4           1.6       1.4           1.4       1.4       1.3

Ratio of Earnings to Fixed Charges and
     Preferred Stock Dividends

Earnings:
     Income before income taxes             $ 1,858   $ 1,397        $ 3,530   $ 2,529       $ 5,385   $ 4,274   $ 3,117
     Add:  Fixed charges, net                 3,307     3,579          6,212     6,748        13,614    10,898     9,026
                                            -------   -------        -------   -------       -------   -------   -------
        Income before income taxes and
           fixed charges, net               $ 5,165   $ 4,976        $ 9,742   $ 9,277       $18,999   $15,172   $12,143
                                            =======   =======        =======   =======       =======   =======   =======

Fixed charges:
     Total interest expense                 $ 3,278   $ 3,554        $ 6,155   $ 6,699       $13,514   $10,806   $ 8,934
     Interest factor in rents                    29        25             57        49           100        92        92
     Preferred stock dividends                   18        24             35        48            87       110       101
                                            -------   -------        -------   -------       -------   -------   -------

        Total fixed charges and preferred
           stock dividends                  $ 3,325   $ 3,603        $ 6,247   $ 6,796       $13,701   $11,008   $ 9,127
                                            =======   =======        =======   =======       =======   =======   =======

Ratio of earnings to fixed charges and
     preferred stock dividends                  1.6       1.4            1.6       1.4           1.4       1.4       1.3


     (1) 1998 income before income taxes does not include a cumulative effect of accounting change.

     "Earnings" consist of income before income taxes and fixed charges. "Fixed charges" consist of interest costs, including interest on deposits, and that portion of rent expense estimated to be representative of the interest factor. The preferred stock dividend amounts represent pre-tax earnings required to cover dividends on preferred stock.